EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Continues Stellar Earnings

LAREDO, Texas—(BUSINESS WIRE)— May 4, 2023—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the three months ended March 31, 2023 of $101.6 million or $1.63 diluted earnings per common share ($1.64 per share basic) compared to $53.5 million or $.84 diluted earnings per common share ($.84 per share basic), which represents an increase of 94 percent in diluted earnings per share and an 90 percent increase in net income over the corresponding period in 2022.

Net income for the first quarter of 2023 was positively impacted by an increase in net interest income and is primarily attributable to an increase in the size of our investment portfolio, the interest earned on funds held at the Federal Reserve Bank, and an increase in loan interest income, of which the latter two have increased consistent with recent Federal Reserve Board actions to raise interest rates in 2022 and 2023.  The increase in those revenue streams coupled with the cost control initiatives to streamline operations and increase efficiency in recent years have been the primary drivers in achieving these results.  We also continue to monitor economic conditions, including a possible recession,  impacting our loan portfolio and have factored those forecasts into our allowance for credit loss calculation to endeavor capturing the risk of potential losses in our portfolio arising from those uncertain economic conditions.

“Economic conditions impacting the global economy remain highly volatile and uncertain.  Our net interest margin has been positively impacted by the increases in interest rates on earning assets while confronting rising interest expense from increasing deposit rates.  We closely monitor rates paid on deposits by competitors and have adjusted pricing accordingly to remain competitive in an effort to retain certain deposits, but we have allowed certain deposits to run off if the pricing we offer is not acceptable to the customer.  We continue to have high levels of liquidity and because of that, we have the flexibility to allow some deposits to move because the rates being offered by competitors are at levels that are beyond what we are willing to pay at this point in time.  Our executive leadership team carefully monitors those decisions in order to manage our deposit base and the cost of our deposits.  With five separately chartered banks in our holding company system, we are uniquely positioned to work with our customers to maximize their FDIC insurance coverage to protect our relationship deposits.  Furthermore, as has been demonstrated over the last three-plus years, our legacy commitment to expense control and non-interest income growth remains firm to protect our earnings.  We will continue to monitor controllable expenses closely and will make decisions accordingly to ensure that we maximize the use of our resources.  We continue to be confident in our exceptionally strong capital position, significant liquidity, strong relationship deposit base, and responsive management strategies to position us for continued success in 2023 and beyond,” said Dennis E. Nixon, president and CEO.

Total assets at March 31, 2023 were $15.1 billion compared to $15.5 billion at December 31, 2022.  Total net loans were $7.4 billion at March 31, 2023 compared to $7.3 billion at December 31, 2022. Deposits were $12.3 billion at March 31, 2023 compared to $12.7 billion at December 31, 2022.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 167 facilities and 257 ATMs serving 75 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.